EXHIBIT 4.5

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

TEXAS STATE BANK

Deed of Trust

THE STATE OF TEXAS
COUNTY OF NUECES	KNOW ALL MEN BY THESE PRESENTS

THAT: AMERICAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation, f/k/a AMERICAN DENTAL TECHNOLOGIES, INC. by merger with TEXAS AIRSONICS, INC., whose address  is 5655 Bear Lane, Corpus Christi, Texas 78405, of the County of Nueces in the State of Texas, hereinafter called “Grantors,” (whether one or more) in consideration of TEN DOLLARS ($10.00) in hand paid, and of the debt and trust herein after mentioned, have granted sold and conveyed, and by these presents do grant, sell and convey unto PAUL S. MOXLEY, TRUSTEE(s), hereinafter called “Trustee” (whether one or more), and to his successors in trust, the following described land and other property situated in the County of NUECES, State of Texas:

Lot One (1), Block Two (2), INDUSTRIAL TECHNOLOGY PARK UNIT 1, a Subdivision of the City of Corpus Christi, Texas, as shown by the map or plat thereof recorded in Volume 46, Page 105-107, Map Records of Nueces County, Texas, to which reference is here made for all pertinent purposes.

Together with all buildings and improvements thereon and hereafter placed thereon; appurtenances, servitudes, rights, ways, privileges, prescriptions and advantages thereunto belonging or in anywise appertaining, hereinafter called “Mortgaged Premises”;

TO HAVE AND TO HOLD the Mortgaged Premises unto the Trustee forever. Grantors hereby bind themselves to warrant and forever defend the title to the Mortgaged Premises, or any part thereof, unto the Trustee against all persons whomsoever claiming or to claim the same or any part thereof.

1. This Conveyance is in trust, however, to secure the indebtedness, present and future owing and to become owing to Texas State Bank, McAllen (the “Noteholder”) whose address is Post Office Box 4797, McAllen Hidalgo County, Texas 78502-4797 as follows:

(a)           All indebtedness now and hereafter evidenced and to be evidenced by that certain promissory note of even date herewith in the principal sum of SIX HUNDRED EIGHTY-TWO THOUSAND AND NO/100 DOLLARS ($682,000.00) bearing interest at the rate or rates therein stated, principal and interest payable to the order of Noteholder on the dates therein stated, executed by AMERICAN MEDICAL TECHNOLOGIES, INC., said note maturing on February 9, 2008 (“the “Note”).

(b)           All other obligations, if any described or referred to in any other paragraph of this instrument.

(c)           Any extensions, renewals and rearrangements of said note, notes or obligations or of any indebtedness evidenced thereby.

(d)           Any and all sums, together with interest accruing thereon as herein provided, which may hereafter be advanced by Noteholder under the terms of this instrument on accounts of the failure of Grantors to keep, observe or perform Grantor’s covenants under this instrument, as hereinafter provided.

(e)           All other indebtedness of Grantors now or hereafter incurred, which is held or owned by Noteholder, whether, direct or indirect; primary or secondary; fixed or contingent; joint, several or both; and regardless of how evidenced, incurred or arising, including, but not limited to, any indebtedness incurred or arising under any loan agreement, guaranty or other instrument now or hereafter executed by Grantors it being contemplated that Noteholder may lend additional sums to grantors or may acquire and become the owner and holder of other indebtedness of Grantors from time to time, but shall not be obligated to do so, and Grantors agree that if Grantors should thus become indebted to Noteholder in any such additional sum or sums (except in cases where the interest rate, the maturity or both is expressly otherwise agreed upon) such indebtedness shall bear interest at the maximum rate allowed by law (the Note and all other such indebtedness incurred by Grantors with the Noteholder being hereinafter collectively referred to as the “indebtedness”). Anything to the contrary notwithstanding, this paragraph (e) shall not apply if the mortgaged premise constitutes grantors business or residential homestead.

2. As additional security for the payment of said debt, Grantors hereby transfer and assign unto the Noteholder:

(a)           All judgments, awards of damages and settlements hereafter made resulting from condemnation proceeding or the taking of all or any part of the Mortgaged Premises under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Mortgaged Premises or to any rights appurtenant thereto. The Noteholder is hereby authorized, but shall not be required, on behalf and in the name of Grantors, to execute and deliver valid acquittances for, and to appeal from, any such judgments or awards. The Noteholder may apply all such sums or any part thereof so received, after the payment of all expenses, including costs and attorney’s fees, on the debt in such manner as the Noteholder elects.

(b)             All bonuses, rents and royalties accrued or to accrue under all oil, gas or mineral leases now existing or which may hereafter come into existence. Grantors direct payment of the same to the Noteholder, at the option of the Noteholder and upon written demand of the Noteholder therefor, to be applied to the debt until paid, whether due or not, and either before or after any default under the terms of this Deed of Trust or the Note.

(c)               All rents, issues and profits of the Mortgaged Premises, including, but not limited to, all. unsevered crops, or Grantors’ interest therein. Grantors direct payment of the same to the Noteholder to be applied to the debt until paid, whether due or not. This assignment shall become operative upon any default of Grantors under the terms of this Deed of Trust or the Note and shall remain in full force and effect so long as any default continues in the matter of making any of the payment or the performances of any of the covenants set forth in this Deed of Trust or the Note. All lessees of the Mortgaged Premises are hereby authorized and directed to pay all such rents as they accrue directly to Noteholder upon his demand.

3. The proceeds of the Note to the extent that the same are utilized to take up any outstanding liens against the Mortgaged Premises, or any portion thereof, have been advanced by the Noteholder at Grantors’ request and upon Grantors’ representation that such amounts arc unpaid and are secured by valid liens against the Mortgaged Premises. The noteholder shall be subrogated to any and all rights, superior, titles, liens and equities owned or claimed by an owner or holder of any outstanding liens and debts, however remote, regardless of whether said liens or debts are acquired by the Noteholder by assignment or arc released by the holder thereof upon payment.

4. Grantors further covenant and agree:

(a)           That Grantors will pay the principal of and. interest on the Note in accordance with the terms thereof. That Grantors are seized of the Mortgaged Premises and are entitled to convey the same; that Grantors will make such further assurance of title as may be necessary to fully confirm to the Trustee the title to the Mortgaged Premises.

(b)           That all awnings, door and window screens, storm windows and doors, mantels, cabinets, rugs, carpeting, linoleum, wall and in-a-door beds, stoves, shades, blinds, oil and other fuel-burning systems and equipment, water heaters, radiator covers, and all plumbing, heating, lighting, cooking, ventilating, cooling, airs conditioning and refrigerating apparatus and equipment, and such goods and chattels and personal property as are ever furnished by landlords in letting or operating an unfurnished building, or which are or shall be attached to said building by nails, screws, bolts, pipe connections, masonry, or in other manner, and all additions thereto and replacement thereof; and such built-in equipment as shown by plans and specifications, are and shall be deemed to be fixtures and accessions to the Mortgaged Premises, being hereby agreed to be immovables and a part of the realty as between the parties hereto, and shall be deemed to be a part and portion of the Mortgaged Premises.

(c)           That Grantors will pay (prior to delinquency) all taxes and assessments levied or assessed upon the Mortgaged Premises, or the interest created therein by this Deed of Trust, and exhibit the receipts therefore to the Noteholder (unless such payments are made by the Noteholder, as hereinafter provided), and will defend the title and possession of the Mortgaged Premises to the end that this Deed of Trust shall be and remain a first lien on the Mortgaged Premises until the debt is paid unless this deed of trust shall expressly stipulate that the lien created hereby is intended to be other than a first lien against the mortgaged property in which event, grantors will defend this deed of trust as herein set forth. That Grantors will pay all attorney’s fees and expenses which may be incurred by the Noteholder in enforcing the terms of the Note and this Deed of Trust or in any suit in which the Noteholder may become a party where this Deed of Trust or the Mortgaged Premises is in any manner involved, and all expenses incurred in presenting a claim against the estate or a decedent or a bankrupt.

(d)           That Grantors will keep all insurable Mortgaged Premises insured against all hazards including flood for the protection of the Noteholder in such a manner, in such amounts, and is such companies as the Noteholder may approve, and keep the policies therefor, properly endorsed, on deposit with the Noteholder. If renewal policies are not delivered to the Noteholder thirty 30 days before the expiration of existing policy of policies, with evidence of premiums paid, the Noteholder may, but is not obligated to, obtain the required insurance on behalf of Grantors (or insurance in favor of the Noteholder alone) and pay the premiums thereon. Grantors assign to the Noteholder all right and interest in all such policies if insurance and authorize the Noteholder to collect for, adjust, or compromise any losses under any insurance policy on the Mortgaged Premises and loss proceeds (less expenses of collection) shall, at the Noteholder’s option, be applied on the debt, whether due or not, or to the restoration of the Mortgaged Premises, or be released to Grantors, but such application or release shall not cure or waive any default.

(e)           That, when requested by the Noteholder, Grantors will pay with and in addition to the monthly payments of principal and interest payable under the terms of the Note, on the same day as the principal and Interest installments are due payable, a sum equal to one-twelfth of the estimated annual ground. rents, taxes, hazard insurance premium, flood insurance premiums and special assessments, if any next due on the Mortgaged Premises. If the amount so paid is not sufficient to pay such ground rents, taxes, hazard insurance premiums, flood insurance premiums and assessments when due, then Grantors will deposit immediately with the Noteholder an amount sufficient to pay same. If there is a default under any of the provisions of this Deed of Trust resulting in a sale of the Mortgaged Premises or foreclosure, or if the Noteholder acquires the Mortgaged Premises otherwise after default, the Noteholder shall apply, at the time of commencement of such proceedings or at the time the property is otherwise acquired, the balance then remaining of the funds accumulated under this provision as a credit against the amount then remaining unpaid under the Note. No interest shall accrue or be allowed on any payments made under the provisions of this paragraph.

(f)            That Grantors will not commit or permit any waste on the Mortgaged Premises and will keep the buildings, fences and all other improvements now or hereafter erected on the Mortgaged Premises in sound condition and in good repair and will neither donor permit to be done anything to the Mortgaged Premises that may impair the value thereof and the Noteholder shall have the right of entry upon the Mortgaged Premises at all reasonable times for the purpose of inspecting the same and making any necessary repairs to the improvements located on the mortgaged premises.

5. The Noteholder, without notice, may take possession of the Mortgaged Premises upon default of Grantors under the terms of this Deed of Trust or the Note, rent the same for the account of Grantors, deduct from the rents all expenses and apply the remainder to the debt.

6. Grantors expressly agree that should Grantors, without the prior written consent of Noteholder, transfer, convey or mortgage all or any part of the Mortgaged Premises, absolutely or as security for an indebtedness or other obligation, whether done by a direct or an indirect method, or enter into any contractual arrangement to do so, Noteholder shall have the right and option to declare the entire amount of the Note to be due and payable. Noteholder shall have such right and option absolutely, irrespective of whether or not the transfer or conveyance would or might (i.) diminish the value of any security for the Note, (ii) increase the risk of default under this instrument, (iii.) increase the likelihood of Noteholder’s having to resort to any security for the Note after default or (iv) add or remove the liability of any person or entity for payment or performance of the Note or any covenant or obligation under this instrument. In order to exercise such right and option, Noteholder shall give written notice to Grantors and to the party to whom such property was conveyed by Grantors that the entire outstanding balance of the Note has been declared due and payable. The failure to pay the Note in full, within ten (10) days after the giving of such notice of acceleration to Grantors shall constitute an event of default under this instrument and the Trustee shall be and is hereby authorized and empowered when requested to do so by Noteholder, after such default to sell the Mortgaged Premises as herein provided.

7. In the event the ownership of the Mortgaged Premises, or any part thereof, becomes vested in a person other than Grantors, the Noteholder may without notice to Grantors deal with such successor or successors in interest with reference to this Deed of Trust and to said debt in the same manner as with Grantors without in any way vitiating or discharging Grantors’ liability hereunder or upon the debt. No sale of the Mortgaged Premises and no forbearance on the part of the Noteholder and no extension of the time for the payment of the debt hereby secured, given by the Noteholder shall operate to release, modify, change, or affect the original liability of Grantors, either in whole or in part.

8. The Noteholder, without notice, may release any part of the Mortgaged Premises, or, any person, liable for the debt, without in any way affecting the lien hereof, upon any part of the Mortgaged Premises not expressly released, or, the liability of debtors not expressly released, and may agree with any party obligated on the debt, or having any interest in, the Mortgaged Premises, to extend the time for payment of any part or all of the debt. Such agreement shall not in any way release or impair the lien hereof, but shall extend the lien hereof as against the title of all parties having any interest in the Mortgaged Premises which interest is subject to this Deed of Trust,

9. Grantors waive the benefit of all laws now existing or that hereafter may be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Premises, commonly known as Appraisement Laws, and. (ii) the benefit of all laws that may be hereafter enacted in any way extending the time for the enforcement of the collection of said debt or creating or extending a period or redemption from any sale made in collecting said debt, commonly known as Stay laws and Redemption laws, and Grantors hereby agree and contract that the laws of the State of. Texas, save as above excepted, now in force relative to the collection of said debt and the application, to the payment thereof, are expressly adopted and made a part hereof.

10. The Noteholder may, at the Noteholder’s option, without demand or notice and without wavier of any right, pay or discharge any lien or claim upon the Mortgaged Premises or pay any delinquent tax or assessment, and upon such payment, the Noteholder shall be subrogated respectively to the rights of the holder of such lien or claim, or to the rights of the taxing authority; the Noteholder may advance any unpaid insurance premiums, and whenever Grantors have failed to properly maintain the improvements, the Noteholder may make repairs necessary for the proper preservation of the security. Grantors agree to pay to the Noteholder, upon demand, any and all disbursements made under the provisions of this Deed of Trust together with interest thereon at the rate which the principal of the Note shall bear after default from the respective dates of such disbursements, and all such disbursements shall become a part of the debt, payable at the same place specified in the Note.

11. Acceptance by the Noteholder of any payment in an amount less than the amount then due on said debt shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a default; at any time thereafter, and until the entire amount then due on said debt has been paid, the Noteholder shall be entitled to exercise all rights conferred upon it in this instrument upon the occurrence of a default.

12. If Grantors make an assignment for the benefit of creditors, or if a receiver is appointed for any part of the Mortgaged Premises, or if Grantors are adjudicated a bankrupt, or if Grantors institute any proceedings under the Federal Bankruptcy Laws of the United States, then on the happening of any one of these events, the whole of said debt shall immediately become due and payable, at the option of the Noteholder, and the Noteholder may proceed with foreclosure as herein provided.

13. If Grantors shall well and truly pay, or cause to be paid, the Note, and other indebtedness hereby secured and do keep and perform each and every covenant, condition, and stipulation herein and in the Note contained, then, these presents shall become null and void; otherwise to be and remain in full force and effect. If there is a default in any payment, or part thereof, under the Note, or if Grantors shall fail to keep or perform any of the covenants, conditions or stipulations herein, then the Note, together with all other sums secured hereby shall, at the option of the Noteholder, become at once due and payable without demand or notice, and the Trustee, when requested to do so by the Noteholder, after such default, shall  sell the Mortgaged Premises at public auction to the highest bidder for cash, between the hours of ten o’clock A.M. and four o’clock. P .M. on the first Tuesday in any month, at the door of the Court House in the County in which the Mortgaged Premises, or any part thereof, are situated, after advertising the time, place, terms of said sale, and after giving notice, posting, filing and conducting said sale as is required by Section 51,002 of the Texas Property Code, as now amended (it being the intention of all parties that the aforesaid Section 51.002 shall control over any conflicts with the printed portion of this Deed of Trust), and the Mortgaged Premises to be sold by posting, or causing to be posted, at least twenty-one (21) consecutive days prior to the date of said sale, written or printed notices thereof at the courthouse doors in each of the Counties in which the Mortgaged Premises are situated, (such notices shall designate the County where the Mortgaged Premises will be sold). In addition, the holder of the debt to which the power is related shall at least twenty-one (21) days preceding the date of sale serve written notice of the proposed sale by certified mail on each debtor obligated to pay such debt according to the records of such holder. Service of such notice shall , be completed upon deposit of the notice, enclosed in a postpaid wrapper, properly addressed to such debtor at the most recent address as shown by the records of the holder of the debt in a post office or official. depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the fact of service. Grantors authorize and empower the Trustee to sell the Mortgaged Premises, together, or in lots or parcels, as the Trustee shall deem expedient, and to execute and deliver, to the purchaser or purchasers thereof good and sufficient deeds of conveyance thereto by fee simple title, with covenants of, general warranty, and the title of such purchaser, or purchasers, when so made by the Trustee, Grantors bind themselves to warrant and forever defend; and to receive the proceeds of said sale which shall be applied as follows: (i) to the payment of all necessary actions and expenses incident to the execution of, said trust, including a reasonable fee to the Trustee, not exceeding five percent (5%) of the gross proceeds of the sale of the Mortgaged Premises; (ii) to the payment attic Note, to the amount of the principal, sum and accrued interest legally due thereon, all other sums secured hereby, and to the payment of attorney’s fees as in the Note provided, and (iii) the remainder , if any, shall be paid to Grantors or such other person or persons entitled thereto by law. To the extent not prohibited by applicable law, Grantors will pay all costs and expenses and reimburse Noteholder for any and all expenditures of every character incurred or expended from time to time, regardless of whether or not a default shall have occurred, in connection with Noteholder’s evaluating, monitoring, administering and protecting the Mortgaged Premises, and creating, perfecting and realizing upon Noteholder’s security interests in and liens on the Mortgaged Premises and all costs and expenses relating to Noteholder exercising any of its rights and remedies hereunder. or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, fees incident to security interest, lien and other title searches and reports, escrow fees, attorney’s fees, legal expenses, court costs, auctioneer fees and expenses, other fees and expenses incurred in connection with liquidation or sale of Mortgaged Premises and all other professional fees. Any amount to be paid hereunder by Grantors to Noteholder shall be a demand obligation owing by Grantors to Noteholder and, to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until paid at the maximum nonusurious rate of interest from time to time permitted by applicable law (“Highest Lawful Rate”). At all such times, if any, that Chapter One (“Chapter One”) of Title 79, Texas Revised Civil Statutes, 1925, as amended (the “Texas Credit Code”) establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “indicated rate ceiling” (as defined in Chapter One) from time to time in effect.

14. The Noteholder shall have the additional right, upon the commencement of any action to enforce the lien herein given, to have appointed by the court, in which said action is instituted, a receiver to take possession of the premises and collect the said rents, issues, and profits arising from the Mortgaged Premises. This provision is a right created by this contract and is cumulative of, and is not to affect in any way the right of the Noteholder to the appointment of a receiver given the Noteholder by law.

15. If default be made in the payment of any installment of the note, or any part hereof, or if for any reason (other than the fault of the Noteholder) Grantors fail to keep or perform any of the covenants, conditions, or stipulations herein, the Noteholder shall have the option to proceed with foreclosure in satisfaction of such item, either through the courts or by directing the Trustee to proceed as if under a foreclosure, conducting the sale as herein provided and without declaring the whole debt due, and provided that if said sale is made because of such default, such sale may be made subject to the un-matured part o1 the Note and debt secured by this Deed of Trust, and such sale, if so made, shall not in any manner affect the un-matured part of the debt secured by this Deed of Trust, but, as to such un-matured part this Deed of Trust shall remain in full force as though no sale had been made under the provisions of this paragraph. Several, sales may be made without exhausting the right of sale for any unmatured part of said debt, it being the purpose to provide for a foreclosure and sale of the Mortgaged Premises for any matured portion of said debt without exhausting the power of foreclosure and to sell the Mortgaged Premises for any other part of said debt whether matured at the time or subsequently maturing.

16. In case of any sale hereunder, all prerequisites to the Sale shall be presumed to have been performed, and in any conveyance given hereunder, all statements of facts or other recitals therein made as to the nonpayment of money secured, or as to the request to the Trustee to enforce this trust, or as to the proper and due appointment of any substitute trustee, or as to the advertisement of sale, or time, place and manner of sale, or as to any other preliminary fact or thing, shall be taken in all courts of law or equity as prima facie evidence that the facts so stated or recited are true.

17. At the option of the Noteholder, with or without any reason, a successor or substitute trustee may be appointed by the Noteholder without any formality other than a designation in writing of a successor or substitute trustee, who shall thereupon become vested with and succeed to all the powers and duties given to the Trustee herein named, the same as if the successor or substitute trustee had been named original Trustee herein; and such right to appoint a successor, or substitute trustee shall exist as often and whenever the Noteholder desires. If the Noteholder is a corporation, the corporation may act through any authorized officer, and whenever the Noteholder desires. If the Noteholder is a corporation, the corporation may act through any authorized officer, or by any agent or attorney in fact properly authorized by any such officer.

18. The exercise of any option given under the terms of this Deed of Trust shall not be considered as a waiver of the right to exercise any other option given herein, and the filing of a suit to foreclose this Deed of Trust, either on, any matured portion of the debt or for the whole debt, shall never be considered an election so as to preclude foreclosure under power of sale after a dismissal of the suit; nor shall the filing of the necessary notices for foreclosure, as provided in this Deed of Trust, preclude the prosecution of a later suit thereon.

19. Any sale of the Mortgaged Premises under this Deed of Trust shall, without further notice, create the relation of landlord and tenants at sufferance between the purchaser and grantors; upon failure to surrender possession thereof, Grantors may be removed by a writ of possession at suit of the purchaser.

20. Nothing herein contained shall be so construed or operate as to require Grantors to pay interest on the Note or Notes, or any other liability or debt now existing or hereafter to exist, at a rate greater than that allowed by the laws of the State of Texas, and if any provisions herein contained do, or would presently or prospectively operate to make this Deed of Trust or any part thereof void, voidable or ineffective, then those provisions only shall be held for naught and as though not herein contained and shall be without effect upon or prejudice to the remaining provisions, which shall nevertheless remain operative.

21. In the event of the passage after the date of this instrument, of any law, which deducts any lien on the Mortgaged Premises from the value of the Mortgaged Premises for the purpose of taxation of deeds of trust or debts secured thereby, for state or local purposes, or which law changes the manner or collection of any such taxes so as to affect the interest of the Noteholder, the whole sum secured by this instrument with interest thereon, at the option of the Noteholder, shall immediately become due, payable and collectible without notice to any party.

22. If the Iien of this Deed of Trust is invalid or unenforceable as to any part of the debt, or if the lien is invalid or unenforceable as to any part of the Mortgaged Premises, the unsecured or partially secured portion of the debt shall be completely paid prior to the payment of the remaining and secured or partially secured portion of the debt, and all payments made on the debt, whether voluntary or under foreclosure or other enforcement action or procedure, shall be considered to have been first paid on and applied to the full payment of that portion of the debt which is not secured or fully secured by the lien of this Deed of Trust.

23. Whenever used the singular number shall include the plural, the plural the singular, the use of any gender shall include all genders. The words “Grantors” and “Noteholders” shall include their heirs, executors, administrators, successors and assigns and the word “Trustee” shall include his successors and substitute trustees.

24. The debt secured hereby is in renewal and extension but not in extinguishment of that certain indebtedness described as follows:

Original Principal Sum:	$750,000.00
Original Payee:	Valuebank Texas
Maker:	American Medical Technologies, Inc.
Dated:	October 3, 2001
Secured by:	Deed of Trust
Recording Information:	Document No. 200 1 042 697 in the Official. Public Records of Nueces County, Texas.
Renewed by:

Instrument dated October 3, 2002, recorded at Document No. 2002059706, Official Public Records of Nueces County, Texas; and instrument dated March 9, 2003, recorded at Document No. 2003011867, Official Public Records of Nueces County, Texas

Assigned to Aimee	Instrument dated June 18, 2003, recorded at
Maroney by:	Document No. 2003039044,
Official Public Records of Nueces
County, Texas.

It is agreed by Grantors that, whether or not the above debt(s) is/are released by the holder thereof:

1.                                       Noteholder is duly subrogated to all of the rights, powers and equities of the original owner and holder of such debt (if different from the Noteholder).

2.                                       The lien securing said debt is acknowledged to be a valid and subsisting lien against the Mortgaged Premises and is not extinguished hereby.

3.                                       The existing lien shall also secure the indebtedness secured hereby and is renewed and extended herein in full force to secure payment of the indebtedness.

EXECUTED this 9th day of February, 2005.

AMERICAN MEDICAL TECHNOLOGIES, INC.
f/k/a AMERICAN DENTAL TECHNOLOGIES, INC. by merger with TEXAS AIRSONICS, INC.

By:	/s/ Roger Dartt
Roger Dartt, President and CEO

STATE OF TEXAS
COUNTY OF NUECES

This instrument was acknowledged before me on this 11thday of February, 2005 by Roger Dartt, President and CEO of AMERICAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation f/k/a AMERICAN DENTAL TECHNOLOGIES, INC. by merger with TEXAS AIRSONICS INC. on behalf of said corporation,.

/s/ Carol Wilkinson

Notary Public, State of Texas